Exhibit 10.3

Qualigen Therapeutics, Inc.

5857 Owens Avenue, Suite 300

Carlsbad, CA 92008

September 29, 2025

Mr. Kevin A. Richardson II

c/o Qualigen Therapeutics, Inc.

5857 Owens Avenue, Suite 300

Carlsbad, CA 92008

Dear Mr. Richardson:

Reference is made to the appointment today of Kevin A. Richardson II as Co-Chief Executive Officer of Qualigen Therapeutics, Inc. (the “Company”), pursuant to the Lead Investor Agreement dated as of September 19, 2025 between the Company and Faraday Future Intelligent Electric Inc.

This letter will confirm the understanding and agreement between the Company and you, that as an inducement to you for continuing, and in consideration of your agreement to continue, in your role as Co-Chief Executive Officer of the Company from the date hereof to a date no earlier than March 31, 2026, in the event of your termination by the Company as a Co-Chief Executive Officer of the Company at any time after March 31, 2026, the Company shall pay to you within sixty (60) days of such date of termination, in addition to any other amounts to which you may entitled as compensation for services rendered to the Company on or prior to the date of such termination, either by agreement or at law, a lump sum payment in an amount equal to your annual base salary on the date hereof ($234,000), less any withholding amount as may be required under applicable law. If the compensation is not paid within 60 days of the date of termination, the Company shall pay default penalty rate of 18% annually.

If the foregoing accurately sets forth our understanding and agreement as to the matters set forth above, please execute a copy of this letter where required below and return an executed copy to the undersigned.

Very truly yours,

Qualigen Therapeutics, Inc.

By:	/s/ Campbell Becher
Name:	Campbell Becher
Title:	President

Acknowledged and Agreed this
29th day of September, 2025

/s/ Kevin A. Richardson II
Kevin A. Richardson II